SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

April 26, 2011
Date of Report (Date of earliest event reported)

FBR Capital Markets Corporation
 (Exact Name of Registrant as Specified in its Charter)

Virginia
(State or Other Jurisdiction of Incorporation)

                                                       001-33518                                                           20-5164223
                                        (Commission File Number)                                 (IRS Employer Identification No.)

1001 Nineteenth Street North
Arlington, VA 22209
 (Address of Principal Executive Office) (Zip Code)

(703) 312-9500
 (Registrant's Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)           Certain Awards and Salary Modifications

At the regularly scheduled meeting of the Compensation Committee of the Board of Directors (the “Compensation Committee”) of FBR Capital Markets Corporation (the "Company") on April 26, 2011, the Compensation Committee approved the following awards to the following named executive officers of the Company with a grant date of April 27, 2011:

•
Bradley J. Wright, our Executive Vice President and Chief Financial Officer, was awarded 50,000 restricted stock units (“RSUs”) and 50,000 stock options granted under the Company’s 2006 Long-Term Incentive Plan to align his short and long term interests with those of the Company and shareholders.   Each such RSU represents the right to receive one share of the Company’s common stock, par value $0.001 per share (“Common Stock”) and each such stock option represents the right to purchase one share of Common Stock.  The RSUs will, subject to certain restrictions, vest in three equal installments on the third, fourth, and fifth anniversaries of the date of the grants.  The stock options vest on the third anniversary of the date of grant.   This award is a one-time award and the grant of this award does not contemplate any additional awards in the future.

•
Adam J. Fishman, our Senior Managing Director and Head of Sales & Research, was awarded 100,000 restricted stock units (“RSUs”) and 100,000 stock options granted under the Company’s 2006 Long-Term Incentive Plan to align his short and long term interests with those of the Company and shareholders.  Each such RSU represents the right to receive one share of the Company’s common stock, par value $0.001 per share (“Common Stock”) and each such stock option represents the right to purchase one share of Common Stock.  The RSUs will, subject to certain restrictions, vest in three equal installments on the third, fourth, and fifth anniversaries of the date of the grants.  The stock options vest on the third anniversary of the date of grant.   This award is a one-time award and the grant of this award does not contemplate any additional awards in the future.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

FBR Capital Markets Corporation
Date: May 2, 2011	By:	/s/ Bradley J. Wright Bradley J. Wright Executive Vice President and Chief Financial Officer